Senesco Technologies Told By FDA It May Proceed – SNS01-T IND Is Open

Bridgewater, N.J. (June 20th, 2011) -- Senesco Technologies, Inc. (“Senesco” or the “Company”) (NYSE Amex: SNT) today announced that the Company has been told by the U.S. Food and Drug Administration (the “FDA”) that all clinical hold issues have been satisfactorily addressed and the FDA has removed the clinical hold on Senesco’s Investigational New Drug (“IND”) application.  After the Company’s supplier provided the requested update to the supplier’s Drug Master File (DMF) and satisfactorily addressed all FDA questions, Senesco was informed by the FDA that it may proceed with its first-in-class clinical study in multiple myeloma.  Senesco’s IND for SNS01-T is open.

“We are very excited to have an open IND which is a significant first for the Company,” stated Leslie J. Browne, Ph.D, President and Chief Executive Officer of Senesco Technologies Inc. “During the delay caused by the DMF, we have progressed towards securing study site approvals and planning the initiation of our SNS01-T clinical study that should start shortly.”

About Multiple Myeloma

Multiple myeloma is a cancer of plasma cells, a type of white blood cell derived from B-lymphocytes, normally responsible for the production of antibodies, in which abnormal cells accumulate in the bone marrow leading to bone lesions and interfering with the production of normal blood cells. Up to two-thirds of patients with the disease currently survive less than five years. Senesco was previously granted orphan drug status for SNS01-T, the Company’s lead drug candidate for treatment of multiple myeloma.

About Senesco Technologies, Inc.

Senesco Technologies is leveraging proprietary technology that regulates programmed cell death, or apoptosis.  Accelerating apoptosis may have application in treating cancer, while delaying apoptosis may have application in certain inflammatory and ischemic diseases. The Company is preparing to initiate a clinical study in multiple myeloma with its lead therapeutic candidate SNS01-T.  Senesco has already partnered with leading-edge companies engaged in agricultural biotechnology, and is entitled to earn research and development milestones and royalties if its gene-regulating platform technology is incorporated into its partners’ products.

Forward-Looking Statements

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the ability of the Company to consummate additional financings; the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company's license agreements; the acceptance by the market of the Company’s products; the timing and success of the Company’s preliminary studies, preclinical research and clinical trials; competition and the timing of projects and trends in future operating performance, the Company’s ability to comply with the continued listing standards of the NYSE Amex, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:

Company Contact:
Senesco Technologies, Inc.
Leslie J. Browne, Ph.D.
President & CEO
908-864-4444
or
Investor Relations Contact:
CEOcast, Inc.
Dan Schustack,
212-732-4300
dschustack@ceocast.com